Exhibit 23.5

June 20, 2014

Transocean Partners LLC

Transocean Deepwater House

Kingswells Causeway

Prime Four Business Park

Aberdeen, AB15 8PU

Scotland

United Kingdom

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”) relating to the initial public offering of common units representing limited partner interests of Transocean Partners LLC (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied by us set forth in the section of the Registration Statement entitled “Industry.” We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

•	certain of the information provided is based on estimates or subjective judgments;

•	the information in the databases of other offshore drilling data collection agencies may differ from the information in our database; and

•	while we have taken reasonable care in the compilation of the statistical and graphical information and believe it to be accurate and correct, data collection is subject to limited audit and validation procedures.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

WOOD MACKENZIE LIMITED

By:	/s/ Malcolm Forbes-Cable
Name:	Malcolm Forbes-Cable
Title:	Vice President Consulting